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Nathan’s Famous, Inc.

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Nathan’s Famous, Inc.

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NATHAN’S FAMOUS, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
September 15, 2005
To our Stockholders:
      The Annual Meeting of Stockholders of NATHAN’S FAMOUS, INC. will be held on Thursday, September 15, 2005 at the Conference Room on the Lower Level at 1400 Old Country Road, Westbury, New York at 10:00 a.m. At the meeting, you will be asked to vote on:

•	The election of nine directors to the Board of Directors;

•	Any other matters that properly come before the meeting.
      If you are a stockholder of record at the close of business on July 18, 2005, you are entitled to vote at the meeting or at any adjournment or postponement of the meeting. This notice and proxy statement are first being mailed to stockholders on or about July 22, 2005.
      Please sign, date and return the enclosed proxy as soon as possible so your shares may be voted as you direct.

By Order of the Board of Directors,
Ronald G. DeVos
Secretary

Dated:	Westbury, New York
               July 22, 2005

NATHAN’S FAMOUS, INC.
1400 Old Country Road
Westbury, New York 11590
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
Thursday, September 15, 2005
      Our annual meeting of stockholders will be held on Thursday, September 15, 2005 at the Conference Room on the Lower Level at 1400 Old Country Road, Westbury, New York at 10:00 a.m. Our Board of Directors is soliciting your proxy to vote your shares of common stock at the annual meeting. This proxy statement, which was prepared by our management for the Board, contains information about the matters to be considered at the meeting or any adjournments or postponements of the meeting and is first being sent to stockholders on or about July 22, 2005.
ABOUT THE MEETING
What is being considered at the meeting?
      You will be voting for the election of nine directors for a term of 1 year or until their successors are elected and qualified.
      In addition, our management will report on our performance during fiscal 2005 and respond to your questions.
Who is entitled to vote at the meeting?
      You may vote if you owned stock as of the close of business on July 18, 2005. Each share of stock is entitled to one vote.
How do I vote?
      You can vote in two ways:

1.	By attending the meeting; or

2.	By completing, signing and returning the enclosed proxy card.
Can I change my mind after I vote?
      Yes, you may change your mind at any time before the polls close at the meeting. You can do this by (1) signing another proxy with a later date and returning it to us prior to the meeting, or (2) voting again at the meeting.
What if I return my proxy card but do not include voting instructions?
      Proxies that are signed and returned but do not include voting instructions will be voted FOR the election of the nominee directors.
What does it mean if I receive more than one proxy card?
      It means that you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is American Stock Transfer & Trust Company, 800-937-5449.

Will my shares be voted if I do not provide my proxy?
      Yes, if they are held in a brokerage account. Your shares may be voted under certain circumstances if they are held in the name of the brokerage firm. Brokerage firms generally have the authority to vote customers unvoted shares, which are called “broker non-votes,” on certain routine matters. Shares represented by broker non-votes will be counted as voted by the brokerage firm in the election of directors. When a brokerage firm votes its customer’s unvoted shares, these shares are also counted for purposes of establishing a quorum.
      If you hold your shares directly in your own name, they will not be voted if you do not provide a proxy.
How many votes must be present to hold the meeting?
      Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by mail. In order for us to conduct our meeting, a majority of our outstanding shares as of July 18, 2005 must be present at the meeting, in person or by proxy. This is referred to as a quorum. On July 18, 2005, we had 5,564,842 shares issued and outstanding, excluding treasury shares.
What vote is required to elect directors?
      Directors are elected by a plurality of the votes cast. Abstentions will have no effect on the voting outcome with respect to the election of directors.
PROPOSAL 1 — ELECTION OF DIRECTORS
      Our Certificate of Incorporation presently provides for a Board of Directors consisting of not less than three nor more than twenty-seven directors. Our Board of Directors now consists of nine directors, as set forth below.

		Principal	Director
Name	Age	Occupation	Since

Robert J. Eide(1)(2)(3)	52	Chairman and Chief Executive Officer — Aegis Capital Corp.	1987
Eric Gatoff	36	Vice President, General Counsel and Director	2005
Brian S. Genson(1)(2)(3)	56	President — Motorsport Investments	1999
Barry Leistner(1)(2)	54	President and Chief Executive Officer — Koenig Iron Works, Inc.	1989
Howard M. Lorber	56	President and Chief Operating Officer — New Valley Corp.	1987
Wayne Norbitz	57	President, Chief Operating Officer and Director	1989
Donald L. Perlyn	62	President — Miami Subs Corporation	1999
A. F. Petrocelli(3)	61	President and Chairman of the Board — United Capital Corp.	1993
Charles Raich(3)	62	Managing Partner — Raich, Ende, Malter & Co., LLP	2004

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating Committee.
      Unless you indicate otherwise, shares represented by executed proxies will be voted FOR the election as directors of the persons listed above. If any of them is unavailable, the shares will be voted for a substitute nominee designated by the Board of Directors. We have no reason to believe that any of the nominees will be unavailable or, if elected, will decline to serve.

Director Biographies
      The following is a brief account of our directors’ business experience:
      Robert J. Eide has been the Chairman and Chief Executive Officer of Aegis Capital Corp., a registered broker-dealer, since 1984. Mr. Eide has been a director of Vector Group Ltd., a company engaged through its subsidiaries in the manufacture and sale of cigarettes in the United States and Russia, and VGR Holding, Inc., since November 1993. Mr. Eide also serves as a director of Ladenberg Thalman Financial Services, Inc., an investment banking and brokerage firm.
      Eric Gatoff has been Vice President and Corporate Counsel since October 2003. Prior to joining us, Mr. Gatoff was a partner at Grubman, Indursky & Schindler, P.C., a law firm specializing in intellectual property, media and entertainment law. Mr. Gatoff is a member of the New York State Bar Association and holds a B.B.A. in Finance from George Washington University and a J.D. from Fordham University School of Law.
      Brian S. Genson has been President of Motorsport Investments, a company engaged in the motor sport business, since 1990. Mr. Genson has been a director of Ladenberg Thalman Financial Services, Inc., an investment banking and brokerage firm, since 2004. Mr. Genson was also responsible for introducing Ben and Jerry’s Ice Cream Company to the Japanese market. Mr. Genson previously served as a director of Nathan’s from 1987 to 1989.
      Barry Leistner has been President and Chief Executive Officer of Koenig Iron Works, Inc., a company engaged in the fabrication and erection of structural steel, since 1979. Mr. Leistner is also engaged in general construction and real estate development in New York.
      Howard M. Lorber has been Chairman of the Board since 1990, Chief Executive Officer since 1993 and a director since 1987. Mr. Lorber has been President and Chief Operating Officer of New Valley Corporation, a company engaged, through its subsidiaries, in the real estate and investment banking businesses since November 1994, where he also serves as a director. Mr. Lorber has been President, Chief Operating Officer and a director of Vector Group Ltd., a holding company and an affiliate of New Valley Corporation, since January 2001. Mr. Lorber has been Chairman of the Board of Ladenberg Thalman Financial Services, Inc., an investment banking and brokerage firm, since May 2001. He was the Chairman of Hallman & Lorber Associates, Inc., an employee benefit and pension consulting firm, and various affiliates, from 1975 to December 2004 and has been a consultant to those entities since January 2005. Mr. Lorber has been a stockholder and registered representative of Aegis Capital Corp., a broker-dealer and member firm of the NASD, since 1984. Mr. Lorber also serves as a director of United Capital Corp., a manufacturing and real estate company, since May 1991. He is also a trustee of Long Island University and Babson College.
      Wayne Norbitz has been an employee since 1975 and has been President since October 1989. He previously held the positions of Director of Operations, Vice President of Operations, Senior Vice President of Operations and Executive Vice President. Prior to joining us, Mr. Norbitz held the position of Director of Operations of Wetson’s Corporation. Mr. Norbitz is also a member of the Board of Directors of the American Heart Association — Long Island Region.
      Donald L. Perlyn has been an Executive Vice President since September 2000. Prior to our merger with Miami Subs Corporation, Mr. Perlyn was a member of Miami Subs’ board of directors. In July 1998, Mr. Perlyn was appointed President and Chief Operating Officer of Miami Subs and continues to serve in that capacity. Prior to July 1998, Mr. Perlyn had been Miami Subs’ Executive Vice President of Franchise Development since March 1992. From September 1990 to February 1992, Mr. Perlyn served as Miami Subs’ Senior Vice President of Franchising and Development. Between August 1990 and December 1991, he was Senior Vice President of Franchising and Development for QSR, Inc., one of Miami Subs’ predecessors and an affiliate. Mr. Perlyn also serves as a director of IMSI, Inc., a software company, affiliated with DCDC, the former owner of Arthur Treacher’s, Inc.
      A. F. Petrocelli has been the Chairman of the Board, President and Chief Executive Officer of United Capital Corp., a company engaged in the ownership and management of real estate and the manufacture and sale of engineered products, since 1981. He is a director of Philips International Realty Corp., a real estate investment trust, since 1997 and a director of the Boyar Value Fund, Inc., a public mutual fund, since 1997.
      Charles Raich has been the Managing Partner for more than the past five years of Raich, Ende, Malter & Co. LLP, a registered public accounting firm, which he founded in 1972. His early career includes positions at both Lybrand, Ross Brothers and Montgomery and Gruntal & Co. Mr. Raich is a graduate of Hofstra University and is a certified public accountant.
Director Independence
      The Board of Directors has determined that each of Messrs. Eide, Genson, Leistner, Petrocelli and Raich are independent under Nasdaq Rule 4200(a)(15). All of the standing committees of the Board are composed of independent directors. These committee are: the Audit Committee, the Compensation Committee and the Nominating Committee.
Board of Directors and Committee Meetings
      There were five meetings of the Board of Directors during the fiscal year ended March 27, 2005. Each director attended or participated in at least 80% of the meetings of the Board of Directors and the committees thereof on which he served.
      For the fiscal year ended March 27, 2005, there were four meetings of the Audit Committee and two meetings of the Compensation Committee. There was one meeting of the Nominating Committee after our fiscal year end. A copy of each of our Audit Committee Charter, Compensation Committee Charter and Nominating Committee Charter is available on our website at www.nathansfamous.com. In addition, our independent directors met in executive session once during our fiscal year ended March 27, 2005.
      Our Audit Committee is involved in discussions with our independent auditors with respect to the scope and results of our year-end audit, our quarterly results of operations, our internal accounting controls and the professional services furnished by the independent auditors. See “Audit Committee Report.”
      The Compensation Committee recommends to the Board of Directors executive compensation and the granting of stock options to key employees. See “Compensation Committee Report on Executive Compensation.”
      The Nominating Committee recommends to the Board of Directors the persons to serve as nominees for election or appointment as a director of the company.
Directors’ Compensation
      Directors who are not our employees receive an annual fee of $7,500 and a fee of $750 for each Board of Directors or committee meeting attended. In addition, members of committees of the Board of Directors also receive an annual fee of $1,000 for each committee on which they serve.
Stockholder Nominees for Director
      Any stockholder who wants to nominate a candidate for election to the Board must deliver timely notice to our Secretary at our principal executive offices. Pursuant to our by-laws, in order to be timely, the notice must be delivered

•	in the case of an annual meeting, not less than 60 nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders, although if we did not hold an annual meeting or the annual meeting is called for a date that is more than 30 days before or more than 60 days after the anniversary date of the prior year’s annual meeting, the notice must be received not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us; and

•	in the case of a special meeting of stockholders called for the purpose of electing directors, the notice must be received not earlier than the close of business on the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.
      The stockholder’s notice to the Secretary must set forth (1) as to each person whom the stockholder proposes to nominate for election as a director (a) his name, age, business address and residence address, (b) his principal occupation and employment, (c) the number of shares of common stock of Nathan’s which are owned beneficially or of record by him and (d) any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and (2) as to the stockholder giving the notice (a) his name and record address, (b) the number of shares of common stock of the corporation which are owned beneficially or of record by him, (c) a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the stockholder, (d) a representation by him that he is a holder of record of stock of Nathan’s entitled to vote at such meeting and that he intends to appear in person or by proxy at the meeting to nominate the person or persons named in his notice and (e) any other information relating to the stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. The notice delivered by a stockholder must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. The stockholder must be a stockholder of record on the date on which he gives the notice described above and on the record date for the determination of stockholders entitled to vote at the meeting.
Policy For Shareholder Communications
      Mail can be addressed to Directors in care of the Office of the Secretary, Nathan’s Famous, Inc., 1400 Old Country Road, Suite 400, Westbury, NY 11590. At the direction of the Board of Directors, all mail received will be opened and screened for security purposes. The mail will then be logged in. All mail, other than trivial or obscene items, will be forwarded. Mail addressed to a particular Director will be forwarded or delivered to that Director. Mail addressed to “Outside Directors” or “Non-Management Directors” will be forwarded or delivered to each of the non-employee directors. Mail addressed to the “Board of Directors” will be forwarded or delivered to the Chairman of the Board.
Director Attendance at Annual Meetings
      Our Board of Directors encourages Director attendance at our Annual Meetings of Stockholders. Seven of the eight directors then serving attended last year’s Annual Meeting.

SECURITY OWNERSHIP
      The following table sets forth as of July 18, 2005, certain information with regard to ownership of our common stock by (i) each beneficial owner of 5% or more of our common stock, based solely on filings made with the Securities and Exchange Commission; (ii) each director and executive officer named in the “Summary Compensation Table” below; and (iii) all of our executive officers and directors as a group:

	Common Stock	Percent
Name and Address(1)	Beneficially Owned	of Class

Steel Partners II L.P.	1,018,200	18.3%
Quest Equities Corp.	360,000	6.5%
Bert W. Wasserman	339,470	6.1%
Dimensional Fund Advisors Inc.	330,015	5.9%
Lloyd I. Miller, III	313,296	5.6%
Howard M. Lorber(2)	1,001,032	16.3%
Wayne Norbitz(3)	128,000	4.0%
Robert J. Eide(4)	81,720	1.5%
Barry Leistner(5)	44,167	*
A. F. Petrocelli(6)	117,667	2.1%
Donald L. Perlyn(7)	216,725	3.7%
Brian S. Genson(8)	37,301	*
Charles Raich(9)	5,510	*
Ronald G. DeVos(10)	64,300	1.1%
Eric Gatoff(11)	8,333	*
Directors and officers as a group (12 persons)(12)	1,778,420	26.2%

*	Less than 1%

(1)	The addresses of the individuals and entities in this table are: Steel Partners II, L.P. 590 Madison Avenue, 32nd Floor, New York, New York 10022; Quest Equities Corp., 8 Old Canal Crossing, Farmington, Connecticut 06032; Bert W. Wasserman, 35 Claridge Circle, Manhasset, New York 11031; Dimensional Fund Advisors Inc., 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401; Lloyd I. Miller III, 4550 Gordon Drive, Naples, Florida 34102; Robert J. Eide, 810 Seventh Avenue, New York, New York 10019; Howard M. Lorber, 70 East Sunrise Highway, Valley Stream, New York 11581; Barry Leistner, 223 West 19th Street, New York, New York 10011; Brian S. Genson, 100 Crystal Court, Hewlett, New York 11557; Donald L. Perlyn, 6300 N.W. 31st Avenue, Fort Lauderdale, Florida 33309; A. F. Petrocelli, 9 Park Place, Suite 401, Great Neck, New York 11021; Charles Raich, 90 Merrick Avenue, East Meadow, New York 11554; and Wayne Norbitz, Ronald G. DeVos and Eric Gatoff, 1400 Old Country Road, Suite 400, Westbury, New York 11590.

(2)	Includes options exercisable within 60 days to purchase an aggregate of 415,000 shares and warrants exercisable within 60 days to purchase 150,000 shares. Also includes 75,000 shares owned by the Howard M. Lorber Irrevocable Trust, as to which Mr. Lorber disclaims beneficial ownership.

(3)	Includes options exercisable within 60 days to purchase 185,000 shares.

(4)	Includes options exercisable within 60 days to purchase 6,667 shares and 75,000 shares owned by the Howard M. Lorber Irrevocable Trust, for which Mr. Eide is trustee.

(5)	Includes options exercisable within 60 days to purchase 44,167 shares.

(6)	Includes options exercisable within 60 days to purchase 56,667 shares.

(7)	Includes options exercisable within 60 days to purchase 216,725 shares.

(8)	Includes options exercisable within 60 days to purchase 34,167 shares.

(9)	Shares owned by Raich, Ende, Malter & Co., LLP, of which Mr. Raich is managing partner.

(10)	Includes options exercisable within 60 days to purchase 64,300 shares.

(11)	Includes options exercisable within 60 days to purchase 8,333 shares.

(12)	Includes 550,729 shares beneficially owned by Messrs. Eide, Genson, Lorber, Perlyn, Petrocelli, Raich, Leistner, Norbitz, DeVos, Schedler, Gatoff and Watts after elimination of shares as to which beneficial ownership is shared by more than one member of this group (see notes 2 and 4, above), 1,077,691 shares subject to stock options exercisable within 60 days, and 150,000 shares subject to warrants exercisable within 60 days by Mr. Lorber.

MANAGEMENT
Officers of the Company
      Our executive officers are:

Name	Age	Position with the Company

Howard M. Lorber	56	Chairman of the Board and Chief Executive Officer
Wayne Norbitz	57	President and Chief Operating Officer
Donald L. Perlyn	62	Executive Vice President
Ronald G. DeVos	50	Vice President — Finance, Chief Financial Officer and Secretary
Eric Gatoff	36	Vice President — Corporate Counsel
Donald P. Schedler	52	Vice President — Development, Architecture and Construction
Randy K. Watts	49	Vice President — Franchise Operations
      Ronald G. DeVos joined us as Vice President — Finance and Chief Financial Officer in January 1995 and became Secretary in April 1995. Prior to January 1995, he was Controller of a large Wendy’s franchisee, from June 1993 to December 1994. Mr. DeVos was Vice President — Controller of Paragon Steakhouse Restaurants, Inc., a wholly owned subsidiary of Kyotaru Company Ltd., from May 1989 to October 1992, and Controller of Paragon Restaurant Group, Inc. and its predecessors, from October 1984 to May 1989. Mr. DeVos holds an M.B.A. from St. John’s University and a B.A. from Queens College.
      Donald P. Schedler has been Vice President-Development, Architecture and Construction since January 2000. Mr. Schedler initially joined us in March 1989 as Director of Architecture and Construction and was made Vice President — Architecture and Construction in February 1991 before being promoted to his current position. Prior to March 1989, he was a Director of Construction for The Riese Organization, restauranteurs, from January 1988 to February 1989 and an Associate and Project Architect with Frank Guillot Architects, Ltd. from June 1985 to January 1988. Mr. Schedler is a registered architect in the states of Vermont and New York, and holds a B.A. degree in economics from Susquehanna University and a M.A. degree in architecture from Syracuse University.
      Randy K. Watts was appointed Vice President of Franchise Operations in June 2004. Mr. Watts initially joined us as a District Manager in May of 1993, was promoted to Director of Franchise Operations in September of 1997, and was made Senior Director of Franchise Operations in January of 2000 before being promoted to his current position. Prior to 1993, Mr. Watts was Regional Food Service Manager for McCrory Stores, where he worked from 1975-1993.
      For the biographies of Messrs. Lorber, Norbitz, Perlyn and Gatoff, please see “Proposal 1 — Election of Directors — Director Biographies.”

Executive Compensation
      The following table sets forth the compensation paid by us to our Chief Executive Officer and each of the four other highest paid executive officers for the three fiscal years ended March 27, 2005, March 28, 2004 and March 30, 2003:
Summary Compensation Table

					Long-Term
					Compensation
		Annual Compensation
					Restricted		Securities
Name and	Fiscal			Other Annual	Stock		Underlying	All Other
Principal Position	Year	Salary	Bonus	Compensation(1)	Award($)		Options(#)	Compensation(2)

Howard M. Lorber	2005	$62,500	$210,175	$—	$362,500	(3)	—	$685
Chairman of the Board and	2004	1	250,000	—	—		—	540
Chief Executive Officer	2003	1	250,000	—	—		—	492
Wayne Norbitz	2005	$285,788	$125,000	$—	$—		30,000	$14,413
President and Chief	2004	275,000	100,000	—	—		—	14,041
Operating Officer	2003	275,000	65,000	—	—		—	13,184
Donald L. Perlyn	2005	$207,846	$75,000	$—	$—		20,000	$5,766
Executive Vice President	2004	200,000	60,000	—	—		—	4,790
	2003	200,000	50,000	—	—		—	4,897
Ronald G. DeVos	2005	$161,081	$45,000	$—	$—		15,000	$1,889
Vice President — Finance and	2004	155,000	30,000	—	—		—	1,601
Chief Financial Officer	2003	155,000	25,000	—	—		—	1,355
Eric Gatoff	2005	$153,558	$50,000	$—	$—		—	$685
Vice President and	2004	66,346	25,000	—	—		25,000	225
Corporate Counsel

(1)	Except where otherwise indicated, no other annual compensation is shown because the amounts of perquisites and other non-cash benefits provided by us do not exceed the lesser of $50,000 or 10% of the total annual base salary and bonus disclosed in this table for the respective officer.

(2)	The amounts disclosed in this column include our contributions on behalf of the named executive officer to the Nathans’ 401(k) retirement plan and premiums for life and/or disability insurance, respectively, for fiscal 2005, for Mr. Lorber in the sums of $0 and $685, for Mr. Norbitz in the sums of $1,487 and $12,926, for Mr. Perlyn in the sums of $0 and $5,766, for Mr. DeVos in the sums of $1,204 and $685, and for Mr. Gatoff in the sums of $0 and $685.

(3)	Value of 50,000 shares of restricted stock, granted in connection with the entry into a new employment agreement, which shares vest ratably over the five year term of the employment agreement.
Employment Contracts
      We entered into a new employment agreement with Howard M. Lorber, our Chairman and Chief Executive Officer, effective as of January 1, 2005. The agreement expires December 31, 2009. Pursuant to the agreement, Mr. Lorber receives a base salary of $250,000 and an annual bonus equal to 5 percent of our consolidated pre-tax earnings in excess of $5,000,000 for such fiscal year. The agreement further provides for a three-year consulting period after the termination of employment during which Mr. Lorber will receive a consulting fee of $225,000 per year. The employment agreement also provides Mr. Lorber the right to participate in employment benefits offered to other Nathan’s executives. In connection with the agreement, we issued to Mr. Lorber 50,000 shares of restricted common stock.
      In the event that Mr. Lorber’s officer’s employment is terminated without cause, he is entitled to receive his salary and bonus for the remainder of the contract term. The employment agreement further provides that in the event there is a change in the control, as defined in the agreement, Mr. Lorber has the option, exercisable within one year after such event, to terminate his employment agreement. Upon such termination, he has the right to receive a lump sum cash payment equal to the greater of (A) his salary and annual bonuses for the remainder of the employment term (including a prorated bonus for any partial fiscal year), which bonus shall be equal to the average of the annual bonuses awarded to him during the three fiscal years preceding the fiscal year of termination; or (B) 2.99 times his salary and annual bonus for the fiscal year immediately preceding the fiscal year of termination, as well as a lump sum cash payment equal to the difference between the exercise price of any exercisable options having an exercise price of less than the then current market price of our common stock and such then current market price. In addition, we will provide Mr. Lorber with a tax gross-up payment to cover any excise tax due. In the event of termination due to Mr. Lorber’s death or disability, he is entitled to receive an amount equal to his salary and annual bonuses for a three-year period, which bonus shall be equal to the average of the annual bonuses awarded to him during the three fiscal years preceeding the fiscal year of termination.
      In December 1992, we entered into an employment agreement with Wayne Norbitz, for a term expiring on December 31, 1996, providing for an annual base salary of $288,750, as amended to date, and various benefits, including participation in our executive bonus program. The agreement also provides, among other things, that, if Mr. Norbitz is terminated without cause, we will pay Mr. Norbitz an amount equal to his then annual salary and benefits for a six-month period following delivery of the termination notice plus a severance benefit of one year’s annual compensation. The agreement, as amended, provides that Mr. Norbitz shall have the right, exercisable for a six-month period, to terminate the agreement and receive an amount equal to three times his compensation during the most recent fiscal year, less $100, in the event of a change in control of the company. The employment agreement was extended through December 31, 1997, on the original terms and automatically renews for successive one year periods unless 180 days prior written notice is delivered to Mr. Norbitz. No such non-extension notice has been delivered to date.
      On September 30, 1999, in connection with our acquisition of Miami Subs, Miami Subs entered into an employment agreement with Donald L. Perlyn, for a term expiring on September 30, 2003, under which he currently receives annual base compensation of $210,000, and certain other benefits, including participation in our executive bonus program. We guaranteed the obligations of Miami Subs under the agreement. The term of the agreement automatically extends for successive one year periods unless 180 days prior written notice is delivered by one party to the other. In the event that notice of non-extension is delivered, Mr. Perlyn is entitled to be paid an amount equal to his base salary as then in effect. The agreement also provides, among other things, that if Mr. Perlyn is terminated without cause, Mr. Perlyn will receive an amount equal to three times his base salary as in effect at the time of his termination. As amended, the agreement provides that in the event of a change in control of Nathan’s, Mr. Perlyn shall have the right, exercisable for a thirty-day period, to terminate the agreement and receive an amount equal to three times his base salary, together with a pro rata portion of his bonus, for the most recent fiscal year. No non-extension notice has been delivered to date.
Option Grants in Last Fiscal Year
      The following table sets forth all stock option grants to the executive officers named in the Summary Compensation Table during the fiscal year ended March 27, 2005:

	Individual Grants(1)
					Potential Realized Value at Assumed Annual Rates of
	Number of	% of Total			Stock Price Appreciation for Option Terms(5)
	Shares	Shares Granted
	Underlying	to Employees	Exercise		Stock			Stock
	Options	in Fiscal	Price	Expiration	Price	Dollar	Price	Dollar
Name	Granted(2)	Year(3)	($/Sh)	Date	5%($)(4)	Gain(1)	10%($)(4)	Gain(1)

Wayne Norbitz	30,000	31.6%	$5.62	06-14-14	$9.154	$106,032	$13.914	$248,827
Donald Perlyn	20,000	21.1%	5.62	06-14-14	9.154	70,688	13.914	165,885
Ronald DeVos	15,000	15.8%	5.62	06-14-14	9.154	53,016	13.914	124,414

(1)	All grants are under our stock option plans. Dollar gains are based on the assumed annual rates of appreciation above the exercise price of each option for the term of the option.

(2)	Grants were made at the fair market value of our common stock on the date of grant. Grants shall vest 33.3% on the first anniversary from the date of grant, 33.4% on the second anniversary from the date of grant and 33.3% on the third anniversary from the date of grant.

(3)	Total options granted to employees in fiscal 2005 were for 95,000 shares of common stock.

(4)	The stock price represents the price of our common stock if the assumed annual rates of stock price appreciation are achieved over the term of each of the options.

(5)	The increase in market value of our common stock for all stockholders as of July 18, 2005, assuming annual rates of stock appreciation from $31,270,900 (stock price of $5.62 per share) over the ten year period used in this table, aggregate approximately $19,666,101 at a 5% rate and $46,151,003 at a 10% rate.
Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
      The following table sets forth information concerning options exercised during the year ended March 27, 2005 by the executive officers named in the Summary Compensation table and the value of unexercised options held by them as of July 18, 2005:

			Number of Unexercised		Value of Unexercised
	Shares		Options		In-The-Money Options
	Acquired		at Fiscal Year End		at Fiscal Year End(1)
	on	Value
Name	Exercise	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Howard M. Lorber	100,000	$352,500	565,000	—	$2,838,835	$0
Wayne Norbitz	—	0	185,000	20,000	887,260	55,380
Donald L. Perlyn	—	0	216,725	13,333	1,110,858	36,920
Ronald G. DeVos	30,700	95,187	64,300	13,200	307,504	41,935
Eric Gatoff	—	0	8,333	16,667	33,408	66,817

(1)	Based upon the closing price of our common stock of $8.389 on March 25, 2005 (the last trading day in fiscal 2005).
Stock Option and Incentive Plans
      We maintain various stock plans under which options vest as determined at the time of grant by the Board of Directors or the Compensation Committee, other than the Outside Director Plan under which options vest over a period of two years. In addition, we may grant up to 100,000 shares of restricted stock under the 2002 Stock Incentive Plan. Restricted stock will be subject to such restrictions as the Compensation Committee may impose; provided, that the term of the restriction cannot be less than one year unless otherwise determined by the Compensation Committee. The term of each option is generally ten years and is determined at the time of grant by the Board of Directors or the Compensation Committee. The purchase price of the shares of common stock subject to each option granted is not less than 100% of the fair market value of our common stock at the date of grant, except that under the 2001 Stock Option Plan the exercise price can be no less than 85% nor greater than 110% of the fair market value at the date of grant. The term of each option is generally ten years and is determined at the time of grant by the Board of Directors or the Compensation Committee. All of our stock plans provide that the Compensation Committee may adjust the number of shares under outstanding awards and for which future awards may be granted in the event of reorganization, stock split, reverse split, stock dividend, exchange or combination of shares, merger or any other change in capitalization. The participants in these plans are officers, directors and employees of, or consultants to, the company and its subsidiaries or affiliates, except that only non-employee directors received grants under the Outside Direction Plan. All of our equity stock plans were submitted to and approved by stockholders other than the 1998 Stock Option Plan. In addition, there was no stockholder vote with respect to the issuance to Howard Lorber of a warrant for 150,000 shares.

      The following table sets forth information regarding our equity plans and other outstanding convertible securities:

		Average
	Shares Issuable for	Exercise	Shares Issuable
	Exercisable	Prices of	under Options
	Convertible	Outstanding	Available for
	Securities as of	Convertible	Grant at
Name of Plan	July 18, 2005	Securities	July 18, 2005

1992 Stock Option Plan (expired December 2002)	202,860	$3.7276	—
Outside Director Plan (expired June 2004)	12,500	3.44	—
1998 Stock Option Plan	482,500	3.3510	—
2001 Stock Option Plan	314,000	3.7927	3,500
2002 Stock Incentive Plan	50,000	5.62	200,000
Miami Subs Employee Options	436,686	4.2884	—
Common Stock Purchase Warrant	150,000	3.25	—
      The following table sets forth information regarding our equity plans as of March 27, 2005:
Equity Compensation Plan Information

			Number of securities
			remaining available
	Number of securities		for future issuance
	to be issued upon	Weighted-average	under equity
	exercise of	exercise price of	compensation plans
	outstanding options	outstanding options	(excluding securities
	and warrants	and warrants	reflected in
Plan Category	(a)	(b)	column (a))(c)

Equity compensation plans approved by security holders	1,031,046	$4.0886	203,500
Equity compensation plans not approved by security holders	632,500	3.3271	-0-

Total	1,663,546	3.7991	203,500

401(k) Savings Plan
      We sponsor a retirement plan intended to be qualified under Section 401(k) of the Internal Revenue Code of 1986. All non-union employees over age 21 who have been employed by us for at least one year are eligible to participate in the plan. Employees may contribute to the plan on a tax deferred basis up to 15% of their total annual salary, but in no event more than the maximum permitted by the Internal Revenue Code ($18,000 in calendar 2005, including $4,000 catch-up contributions for employees 50 and over). Company contributions are discretionary. For the plan year ended December 31, 2004, we elected to make matching contributions at the rate of $.25 per dollar contributed by each employee vesting at the cumulative rate of 20% per year of service starting one year after commencement of service and, accordingly, after six years of an employee’s service with us, matching contributions are fully vested. As of March 27, 2005, approximately 58 employees had elected to participate in the plan. For the fiscal year ended March 27, 2005, we contributed approximately $22,000 to the 401(k) plan, of which $1,487 was a matching contribution for Mr. Norbitz and $1,204 was a matching contribution for Mr. DeVos.
Compensation Committee Interlocks and Insider Participation in Compensation Decisions
      During fiscal 2005, our Compensation Committee consisted of Messrs. Eide, Leistner and Genson. None of the Compensation Committee members are employees of the Company or any of its subsidiaries.
      Filings made by companies with the Securities and Exchange Commission sometimes “incorporate information by reference.” This means the company is referring you to information that has been previously filed with the SEC and that this information should be considered as part of the filing you are reading. The

Compensation Committee Report, Stock Performance Graph and Audit Committee Report in this proxy statement are not incorporated by reference into any other filings with the SEC.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
Policy
      Nathan’s cash compensation package for its executive officers consists of two components: (1) base salary; and (2) annual performance-based bonuses. Nathan’s also provides stock option grants to its executive officers as a means to promote ownership in the company.
      Nathan’s Compensation Committee is composed of directors who are not employees of Nathan’s. The Compensation Committee is responsible for the approval and administration of the base salary level and annual bonus compensation programs, as well as the grant of stock options to executive officers and other key employees. In determining executive compensation levels, the Compensation Committee considers salary and bonus levels which will attract and retain qualified executives when considered with the other components of Nathan’s compensation structure and rewarding executive officers for continuous improvement in their respective areas which contribute to continual increases in shareholder value.
      Nathan’s philosophy for granting stock options is based on the principles of encouraging executive officers to remain with Nathan’s and to encourage ownership in Nathan’s. This provides executive officers with a long-term interest in Nathan’s overall performance and gives them an incentive to manage with a view toward maximizing long-term shareholder value.
      Nathan’s used the services of GK Partners, a compensation consulting firm, in establishing the compensation of Howard M. Lorber, the Chairman of the Board.
Base Salary
      The base compensation of each of Messrs. Lorber, Norbitz and Perlyn is established by contract. Messrs. Lorber and Norbitz annually assess the performance of all other executive officers and Nathan’s financial results. Based on such assessment, Mr. Norbitz or Mr. Lorber may recommend salary increases. Any recommendations regarding officer compensation are subject to the terms of any existing employment agreements. Any salary increases are reviewed and subject to approval by the Compensation Committee.
      In determining executive officer salaries, the Compensation Committee reviews recommendations from Messrs. Lorber and Norbitz, including management’s performance evaluations and Nathan’s financial condition.
      For more information regarding the compensation and employment arrangements of Messrs. Lorber and Norbitz and other executive officers, see “Management — Employment Contracts”.
Annual Bonuses
      Executive officers and other key employees are eligible to earn annual bonuses.
      Management establishes performance goals for Nathan’s growth and profitability. Based on these goals, management makes recommendations to the Compensation Committee as to the level of attainment of financial performance objectives necessary for bonus awards to be made to the executive officers. Management also evaluates whether each executive officer has met his specific objectives. These objectives are both quantitative in nature, such as sales and revenue goals and cost containment; and qualitative in nature, such as the development and retention of key personnel, assessment and development of quality products and services, and management effectiveness. The amount of the bonus paid to the executive for the prior fiscal year is also taken into consideration. If all of the company and individual goals are completely met, management generally recommends that the executive officer receive a bonus in an amount equal to or in excess of his prior year’s bonus. To the extent either the company or the individual’s goals are only partially met, management generally recommends that a lesser bonus be paid.

      At the end of each year, the Compensation Committee reviews the extent to which the company has actually attained its performance goals. The Compensation Committee also reviews recommendations by management regarding the extent to which each executive officer has met his individual objectives, regardless of whether such objectives are quantitative. The Committee makes its determination regarding executive officer bonuses based on the recommendations of management, the earnings of the company and taking into consideration the amount of the executive’s bonus for the prior year. Specific relative weights are not assigned to each factor.
Stock Option Grants
      Options to purchase common stock may be granted annually to executive officers and key employees under Nathan’s various stock option plans. Grants are made at an option price of 100% of the market value on the date of grant. Nathan’s philosophy in granting stock options is to increase executive officer ownership in Nathan’s. Executive officers are incentivized to manage with a view toward maximizing long-term shareholder value. In determining the total number of options to be granted annually to all recipients, including executive officers, the Compensation Committee considers the number of options already held by the executive officer which are in or near-the-money and the performance of Nathan’s during the immediately preceding year.
Compensation of Chief Executive Officer
      Under the employment agreement between Nathan’s and Howard M. Lorber, Chairman of the Board and Chief Executive Officer, Mr. Lorber receives a base salary of $250,000 and an incentive bonus equal to five percent (5%) of the company’s consolidated pre-tax earnings in excess of $5,000,000. In light of this employment agreement, the Compensation Committee was not required to make any decision regarding Mr. Lorber’s cash compensation.

The Compensation Committee:

Robert J. Eide, Chairman
Barry Leistner
Brian S. Genson
AUDIT COMMITTEE REPORT
      As required by its written charter, which sets forth its responsibilities and duties, the Audit Committee reviewed and discussed the audited financial statements with Nathan’s management and discussed with Grant Thornton LLP, Nathan’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.
      The Audit Committee has received from Grant Thornton the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Audit Committee has discussed with Grant Thornton that firm’s independence. Based upon these discussions with management and the independent registered public accounting firm, the Audit Committee recommended to Nathan’s that the audited consolidated financial statements for Nathan’s be included in Nathan’s Annual Report on Form 10-K for the fiscal year ended March 27, 2005 for filing with the Securities and Exchange Commission.
      The Audit Committee has also reviewed and discussed the fees paid to Grant Thornton during the last fiscal year for audit and non-audit services, which are set forth below under “Audit Fees,” and has discussed with the independent registered public accounting firm its independence.

The Audit Committee:

Robert J. Eide, Chairman
Barry Leistner
Brian S. Genson

Independence of Audit Committee
      We have an Audit Committee established in accordance with Section 3(a)(58) of Exchange Act. Our Audit Committee consists of Robert J. Eide (Chairman), Barry Leistner and Brian S. Genson, each of whom is independent, as defined by Rule 4200(a)(15) of the NASD listing standards and for the purposes of Securities Exchange Act Rule 10A-3.
Audit Committee Financial Expert
      We currently do not have an “audit committee financial expert”. Nevertheless, the Audit Committee has available to it the financial education and experience of Charles Raich, an independent director under NASD listing standards, to perform the functions of an audit committee financial expert. Mr. Raich has the financial education and experience necessary to qualify as an “audit committee financial expert”; however, Mr. Raich is ineligible to serve on the Audit Committee because as managing partner of Raich, Ende, Malter & Co., LLP, an independent public accounting firm which received fees from Nathans in respect of tax services (an aggregate $127,000 in fiscal 2005), Mr. Raich is deemed to receive indirect compensation from Nathan’s. Therefore, Mr. Raich is not “independent” for the purposes of Securities Exchange Act Rule 10A-3.
AUDIT AND RELATED FEES
Principal Accountant Fees and Services
      The following table presents fees for professional audit services and other services rendered by Grant Thornton LLP:

	2005	2004

Audit fees(1)	$168,000	$149,000
Audit related fees(2)	0	19,000
Tax fees(3)	0	0
All Other(4)	0	0

	$168,000	$168,000

(1)	Audit fees represent fees billed and expected for professional services rendered in connection with: (a) audits and reviews of the fiscal 2005 and 2004 Nathan’s Famous, Inc. consolidated financial statements, in accordance with standards of the PCAOB; (b) consultations on accounting matters reflected in the financial statements; and (c) attestation services with respect to securities offerings and SEC filings.

(2)	Audit-related fees represent fees billed for professional services rendered in connection with research regarding certain critical accounting policies.

(3)	Grant Thornton did not render any tax compliance, tax advice or tax planning service in fiscal 2005 or fiscal 2004.

(4)	Grant Thornton did not render any other services in fiscal 2005 or fiscal 2004.
Audit Committee Pre-Approval:
      The Audit Committee has pre-approved all audit services and permitted non-audit services provided by the independent registered public accounting firm, and the compensation, fees and terms for such services. The Committee also has determined not to adopt any blanket pre-approval policy but instead to require that the Committee pre-approve the compensation and terms of service for audit services provided by the independent registered public accounting firm and any changes in terms and compensation resulting from changes in audit scope, company structure or other matters. The Committee has also determined to require pre-approval by the Audit Committee or its Chairman of the compensation and terms of service for any permitted non-audit services provided by the independent registered public accounting firm.

STOCK PERFORMANCE CHART
      The following graph illustrates a comparison of cumulative stockholder return among Nathan’s, Standard and Poors’ 500 companies and Standard and Poors’ restaurant companies for the period since March 1999 to our fiscal year end on March 27, 2005:
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG NATHAN’S FAMOUS, INC., THE S&P 500 INDEX
AND THE S&P RESTAURANTS INDEX

	Cumulative Total Return

	3/26/00	3/25/01	3/31/02	3/30/03	3/28/04	3/27/05

NATHAN’S FAMOUS, INC	100.00	88.88	91.14	90.40	151.09	213.03

S&P 500	100.00	78.32	78.51	59.07	79.82	85.16

S&P INFORMATION TECHNOLOGY	100.00	38.57	35.71	24.05	34.65	33.78

*	$100 Invested in March 1999 in stock or in March 1999 in Index, including reinvestment of dividends. Fiscal year ending March 27, 2005.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities to file report of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NASD. These officers, directors and greater than ten percent beneficial owners are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 they file with the SEC and NASD.
      Based solely on our review of the copies of the forms we have received, we believe that all our executive officers, directors and greater than ten percent of beneficial owners complied on a timely basis with all filing requirements applicable to them with respect to transactions during fiscal year 2005.

Code of Ethics
      The Board of Directors has adopted a Code of Conduct applicable to our principal executive officer, senior financial officers and other employees. Pursuant to the Code of Conduct, our principal officer and senior financial officers agree to abide by principles governing their professional and ethical conduct. A copy of the Code of Conduct can be viewed on our website at www.nathansfamous.com.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      Grant Thornton LLP acted as the Company’s independent registered public accounting firm for the fiscal year ended March 27, 2005. A representative of Grant Thornton LLP is expected to be present at the annual meeting with the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.
FINANCIAL STATEMENTS
      A copy of our Annual Report of Stockholders for the fiscal year ended March 27, 2005 has been provided to all stockholders as of July 18, 2005. Stockholders are referred to the report for financial and other information about us, but such report is not incorporated in this proxy statement and is not a part of the proxy soliciting material.
MISCELLANEOUS INFORMATION
Matter to be Considered at the Meeting
      The Board of Directors does not intend to present to the meeting any matters not referred to in the form of proxy. If any proposal not set forth in this Proxy Statement should be presented for action at the meeting, and is a matter which should come before the meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them.
Cost of Solicitation
      The cost of soliciting proxies in the accompanying form, which we estimate to be $25,000, will be paid by us. In addition to solicitations by mail, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to their principals, and we may reimburse them for their expenses in so doing. To the extent necessary in order to assure sufficient representation, our officers and regular employees may request the return of proxies personally, by telephone or telegram. The extent to which this will be necessary depends entirely upon how promptly proxies are received, and stockholders are urged to send in their proxies without delay.
Deadline for Submission of Stockholder Proposals for the 2006 Annual Meeting
      Proposals of stockholders intended to be presented at the 2006 Annual Meeting of Stockholders pursuant to SEC Rule 14a-8 must be received at our principal office not later than March 24, 2006 to be included in the proxy statement for that meeting.
      In addition, our by-laws require that we be given advance notice of stockholder nominations for election to the Board of Directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders. The required notice must be delivered to the Secretary of the company at our principal offices not less than 60 days and not more than 90 days prior to the first anniversary date for the previous year’s annual meeting of stockholders. These requirements are separate from and in addition to the SEC requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy statement.

      Pursuant to our by-laws, if notice of any stockholder proposal is received before June 17, 2006 or after July 17, 2006, then the notice will be considered untimely and we are not required to present such proposal at the 2006 Annual Meeting. If the Board of Directors chooses to present a proposal submitted after August 1, 2006 at the 2006 Annual Meeting, then the persons named in proxies solicited by the Board of Directors for the 2006 Annual Meeting may exercise discretionary voting power with respect to such proposal.
      We will provide without charge to any stockholder as of the record date, copies of the our Annual Report on Form 10-K, upon written request delivered to Ronald G. DeVos, Secretary, at the Company’s offices at 1400 Old Country Road, Suite 400, Westbury, New York 11590.

By Order of the Board of Directors,
Ronald G. Devos
Secretary

Dated:	July 22, 2005
Westbury, New York

ANNUAL MEETING OF STOCKHOLDERS OF

NATHAN’S FAMOUS, INC.

September 15, 2005

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

â Please detach along perforated line and mail in the envelope provided. â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

1.	Election of the following nominees, as set forth in the proxy statement:

NOMINEES:
☐	FOR ALL NOMINEES	O	Robert J. Eide
		O	Eric Gatoff
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O O	Brian S. Genson Barry Leistner
		O	Howard M. Lorber
☐	FOR ALL EXCEPT	O	Wayne Norbitz
	(See instructions below)	O	Donald L. Perlyn
		O	A.F. Petrocelli
		O	Charles Raich

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

2.	Upon such other business as may properly come before the meeting

THE SHARES REPRESENTED HEREBY SHALL BE VOTED BY PROXIES, AND EACH OF THEM, AS SPECIFIED AND, IN THEIR DISCRETION, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. SHAREHOLDERS MAY WITHHOLD THE VOTE FOR ONE OR MORE NOMINEE(S) BY WRITING THE NOMINEE(S) NAME(S) IN THE BLANK SPACE PROVIDED UNDER ITEM 1. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE PROPOSALS SET FORTH TO THE LEFT HEREOF.

PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

NATHAN’S FAMOUS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Wayne Norbitz and Howard M. Lorber, or either of them, attorneys and Proxies with full power of substitution in each of them, in the name and stead of the undersigned to vote as Proxy all the stock of the undersigned in NATHAN’S FAMOUS, INC., a Delaware corporation, at the Annual Meeting of Stockholders scheduled to be held September 15, 2005 and any adjournments thereof.

(Continued and to be signed on the reverse side)